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                                                                   Exhibit 10.10
                                                                   -------------

August 22, 1997


Stephen Kingsmore, M.D.
8919S.W.44th Lane
Gainesville, FL 32608

Dear Stephen:

We are excited by the prospect of having you join us full time. Our vision is to make CuraGen nothing less than the world's leading genomics company, supported by a world-class team of scientists and engineers and a strong financial base. As we proceed in the months and years ahead your talents and experience will be an integral part of our success.

The purpose of this letter is to make a formal offer to you, as follows:

          1.  POSITION.
              --------

              Commencing October 1, 1997 (or as soon as possible), you shall have the title of Vice President of Research. Initial responsibilities will be for all ongoing Discovery Programs: internal, academic and corporate collaborations. CuraGen's discovery staff will report directly to you. The direction and choice of programs will be decided by you in close consultation with Jonathan and me and through regular review with CuraGen's SAB.

          2.  COMPENSATION.
              ------------

              We offer an initial salary of $125,000, plus such bonuses (which may represent a sizable portion of compensation) as the Board of Directors may, in its discretion, award from time to time.

              As you are aware, it is contemplated that CuraGen will conclude an initial public offering in the near future. The IPO, once concluded, will cause expanded responsibilities to be placed upon you. Accordingly, in contemplation of the IPO, the Board of Directors will review with you during the IPO process your compensation, and, together with you, define an enhanced compensation package to be effective upon conclusion of the IPO.

          3.  INCENTIVE COMPENSATION.
              ----------------------
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              In order to provide a further incentive for you to extend your best efforts on behalf of CuraGen, the Board of Directors would grant to you an option to purchase 80,000 shares of CuraGen Common Stock, exercisable at a price of $7.50 per share. The stock option plan and a form of option agreement, as prepared by our counsel, will be forwarded to you for your review, if so requested. The option agreement will provide for certain restrictions in your ability to exercise such option (for example, vesting of 20,000 shares upon commencement of employment and 15,000 shares on each of the next four anniversary dates of your commencement of employment) or to sell the underlying shares of stock if exercised, in order to better insure your continued employment with CuraGen.

          4.  LOAN.
              ----

              You have indicated that you have certain personal plans that require approximately $50,000 of funding. In order that you may more fully concentrate on commencing your new responsibilities with CuraGen as Vice President of Research, CuraGen will loan you the sum of $50,000, payable on December 31, 1998, together with interest at the rate of 8% per annum (i.e., no cash shall be due until December 31, 1998); provided, however, so long as you are employed by CuraGen, the loan shall be extended until you are no longer employed by CuraGen; further provided, however, if you have been continuously employed by CuraGen through and including September 30, 2001, the entire principal and accrued interest shall be forgiven.

          5.  OTHER.
              -----

              CuraGen will provide for your reasonable expenses in relocating to Connecticut, including those costs associated with house hunting (hotel, etc.), closing costs, and other related expenses. You will be eligible for our standard benefit package.

I trust that you will want to take some time to consider this offer, to talk to family and friends and perhaps to further discuss the terms with us. We believe your addition to CuraGen will enhance our success and CuraGen' management team. I look forward to your response.

Very truly yours,

CURAGEN CORPORATION


/s/  Gregory T. Went                  /s/  Stephen Kingsmore
--------------------
Gregory T. Went, Ph.D.
Executive Vice President

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